IMAX CORPORATION

Exhibit 10.41

FIRST AMENDING AGREEMENT

This First Amending Agreement, dated as of May 2, 2017, (the “First Amending Agreement”), is made between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and ROBERT D. LISTER (the “Executive”).

WHEREAS, the Executive is currently the Chief Legal and Business Development Officer of the Company and is employed pursuant to an Employment Agreement dated as of January 1, 2014, by and between the Company and the Executive (the “Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

2.	Section 4(a), clause (ii) of the Agreement is hereby deleted and replaced with the following:

“(ii) any bonus earned, but unpaid, for the year prior to the year in which the Executive’s Separation from Service (as defined in Section 4(b)) or death occurs, and a prorated Target Bonus for the year in which the Executive’s Separation from Service or death occurs, to be determined based on actual performance and in accordance with Section 3(b),”.

3.	Section 4(e) of the Agreement is hereby amended by adding the words “Section 4(I)” after each reference to “Sections 4(c) and 4(d)” in such paragraph.

4.	Section 4(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(f) Mitigation. Subject to the Non-Competition Agreement, the Executive shall be required to mitigate the amount of any payment provided for under Sections 4(c) and 4(I) (in each case, other than the Other Accrued Compensation and Benefits) by seeking other employment or remunerative activity reasonably comparable to his duties hereunder. Upon the Executive’s obtaining such other employment or remunerative activity, future payments under Sections 4(c)(i)(A) and 4(c)(i)(B), or Sections 4(I)(i) and 4(I)(ii), as the case may be, shall be reduced by twenty-five percent (25%). The Executive shall not be required to mitigate, and there shall be no reduction of future payments under Sections 4(c)(i)(A) and 4(c)(i)(B), or Sections 4(I)(i) and 4(I)(ii), as the case may be, following a resignation for Good Reason, a termination without Cause or a Non-Renewal, in each case within 24 months following a Change of Control.”

5.	A new Section 4(I) is hereby added as follows:

“(I) Non-Renewal of Agreement: If, following the expiration of the Term, the Company does not offer to continue the Executive’s employment on substantially similar terms to those set forth herein and following the expiration of the Term the Executive incurs a Separation from Service (a “Non-Renewal”), then the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Sections 4(e) and 4(f):

(i)	The Company shall continue to pay the Executive the Base Salary and Automobile Payment (at the rate in effect on the date of Non-Renewal) in accordance with the Company’s ordinary payroll practices in effect from time to time for a period equal to the Non-Renewal Period (as defined below), with payments commencing on the 60th day following the Executive’s Separation from Service. The “Non-Renewal Period” shall be equal to twelve (12) months; provided that if the Non-Renewal occurs within twenty-four (24) months following a Change of Control, the Non-Renewal Period shall be equal to eighteen (18) months;

(ii)	Promptly following the Executive’s Separation from Service, the Company shall provide the Executive with a cash amount equal to his Target Bonus, pro-rated for the length of the Non-Renewal Period; provided, however, that in no event will payment commence prior to the 60th day following the Executive’s Separation from Service;

(iii)	the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans applicable to other senior executives (as in effect from time to time) during the Non-Renewal Period or, in the event such participation is not permitted, a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments beginning sixty (60) days following the Executive’s Separation from Service; provided, however, that the Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments which may be deducted from the payment made pursuant to this Section 4(I)(iii) in the same manner as if the Executive was actively employed. In the event that the Executive obtains subsequent employment and is eligible to participate in the group medical plans of his new employer, the Executive agrees to notify the Company promptly, and any coverage provided under the Company’s group medical plans shall terminate when coverage under the new employer’s medical plans become effective; and

(iv)	The Executive shall have no further right to receive any other compensation or benefits following a Non-Renewal.”

6.	Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this First Amending Agreement as of the date first set forth above.

IMAX CORPORATION

By:	/s/ Carrie Lindzon-Jacobs
	Name:	Carrie Lindzon-Jacobs
	Title:	Chief Human Resources Officer
and Executive Vice President

By:	/s/ Edward MacNeil
	Name:	Edward MacNeil
	Title:	Senior Vice President, Finance

EXECUTIVE:

/s/ Robert D. Lister
Robert D. Lister